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                                                                   Exhibit 10.29


                            MEMORANDUM OF AGREEMENT
                            -----------------------


     This Memorandum of Agreement ("MOA") is entered into on February 19, 1997, by and between Evergreen Media Corporation, a Delaware corporation (the "Company"), and Scott K. Ginsburg (the "Executive").

                                    RECITALS
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     A.   The Company is entering into an Agreement and Plan of Merger with
Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company (collectively, "Chancellor"), dated the date hereof (the "Merger Agreement"), pursuant to which Chancellor will merge with and into Evergreen upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). The Board of Directors of the Company has determined unanimously that the Merger is in the best interests of the Company and its shareholders and the Board of Directors of Chancellor has determined unanimously that the Merger is in the best interests of Chancellor and its shareholders.

     B. In connection with the Merger, the Company and Chancellor have concluded that it is highly desirable to extend the term of employment of Executive with the Company in order to provide for continuity and stability of management of the surviving corporation and to reflect certain other agreements and understandings of the Company and Chancellor related to the Merger.

     C. Executive is willing to extend the term of his employment with the Company, and to agree to other modifications necessary or desirable in connection with the Merger, upon and subject to the terms outlined below.

     NOW, THEREFORE, the parties agree as follows:

     1.   Modifications to Employment Agreement.  Executive's employment
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agreement with the Company will be modified to reflect the agreements set forth below and such other provisions as are necessary or desirable in connection therewith or as are otherwise mutually acceptable to the Company, Chancellor and Executive. Company, Chancellor and Executive shall work together in good faith to prepare and execute a definitive employment agreement containing such terms (the "Definitive Agreement") as soon as practicable after the date hereof (provided, however, that the modifications set forth below shall take effect commencing upon the consummation of the Merger). Notwithstanding any failure to execute such a Definitive Agreement, the modifications to the terms of Executive's employment with the Company set forth below are intended to be, and shall be, binding on the Company and Executive.

     2.   Term of Employment.  The term of Executive's employment with the
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Company shall be extended so as not to expire or terminate until the fifth anniversary of the consummation of the Merger (the "Initial Termination Date"), provided that Executive shall have the right, upon notice to the Company no less than sixty days prior to the Initial Termination Date, to extend the
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term of his employment for an additional five year term (the "Option Term")
expiring on the tenth anniversary of the consummation of the Merger. During the term of employment, Executive shall serve as President and Chief Executive Officer and as a member of the Company's board of directors.

     3.   Base Compensation.  During the term of Executive's employment,
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Executive's base compensation shall be $1,000,000 for the first year following consummation of the Merger, escalated each year thereafter by a percentage equal to the percentage change in the consumer price index during the preceding year.

     4.   Bonus Compensation.  Executive shall be entitled to an annual bonus of
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up to $3 million, the amount of such bonus to be determined on a mutually agreeable basis consistent with the provisions outlined in this Section 4. Executive's bonus compensation shall be based upon two calculations:

          (a) Executive shall receive a bonus based on the relationship of achieved pro forma cash flow ("APCF") for each calendar year to budgeted cash flow ("BCF") for that year, as follows:

               (i) if APCF is less than 85% of BCF in any calendar year, no bonus will be awarded;

               (ii) if APCF meets or exceeds 85% of BCF but is less than 100% of BCF, a bonus of $100,000 per percentage point (in excess of 84%) of APCF to BCF (e.g., if APCF is 90% of BCF, a bonus of $600,000 would be awarded);

               (iii) if APCF meets or exceeds 100% of BCF, a bonus of (x) $ 1,500,000 pursuant to clause (ii) above, plus (y) $40,000 per percentage point (in excess of 99%) of APCF to BCF will be awarded (e.g., if APCF is 105% of BCF, a total bonus of $1,740,000 will be awarded);

               (iv) to the extent that APCF exceeds 115% of BCF, no additional bonus shall be awarded in excess of the amounts set forth above (i.e., the maximum bonus awarded under this Section 4(a) shall be $2,140,000).

          (b) Executive shall also receive as a bonus 7.5% of pro forma cash flow in each contract year in excess of the pro forma cash flow in the prior contract year (adjusted for changes in the consumer price index), up to a maximum bonus of $2,000,000.

          (c) Executive's annual bonus shall be the sum of the calculations under Paragraphs 4(a) and (b) hereof, provided, however, that the total bonus
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shall not exceed $3,000,000 in any contract year.

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     5.   Stock Options.  During the employment term, Executive shall receive
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options to purchase One Hundred Thousand (100,000) shares per year of the
Company's common stock. In the event that the employment agreement is terminated prior to the Initial Termination Date (except for "cause" or termination by Executive for other than "good reason"), Executive shall receive on the date on which the employment agreement is terminated (the "Early Termination Date") a number of options equal to Five Hundred Thousand (500,000) less the number of options received by Executive prior to the Early Termination Date. All options granted to executive in accordance with this Section 5 shall be exercisable for ten years from the date of grant at a price equal to the market price of the Company's common stock on the date of grant. If Executive exercises his option to renew his employment agreement for a second term, the award of further stock options in addition to those earned during the first employment term shall be at the discretion of the Company's compensation committee.

     6.   Other Benefits.  Executive shall be entitled to participate in other
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employment benefit programs of the Company, and to receive other miscellaneous benefits, on the basis set forth in his current employment agreement with the Company.

     7.   Rights Upon Termination.  Upon termination of Executive's employment
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by the Company for any reason other than "cause" (to be defined in a mutually acceptable manner in the Definitive Agreement), or upon Executive's termination of employment for "good reason" (to be defined in a mutually acceptable manner in the Definitive Agreement), Executive shall be entitled to receive a one-time cash payment in a gross amount such that the net payments retained by Executive after payment of any excise tax imposed by Section 4999 of the Internal Revenue Code shall equal $20 million, payable at the time at which Executive is terminated without "cause" (or in the event Executive terminates the agreement for "good reason," payable within 30 days thereafter). Any such payment shall be in complete satisfaction of all other rights of Executive (other than in respect of capital stock or stock options and other than any post-employment benefits under the Company's benefit programs described in Section 6 above) or obligations of the Company.

     8.   Registration Rights.  Executive shall have registration rights with
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respect to all common stock of the surviving Company owned by Executive at the effective time of the Merger and any stock thereafter acquired by Executive.

     9.   Disputes.  Any disputes under this MOA will be subject to arbitration
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in the manner set forth in Section 15 of Executive's existing employment agreement with the Company.

     10.  Governing Law.  This MOA shall be governed by and construed and
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enforced in accordance with the laws of the State of New York, without regard to conflict of law principles.

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     IN WITNESS WHEREOF, the parties have executed and delivered this MOA as of the date first written above.

                                        EVERGREEN MEDIA CORPORATION


                                        By:  __________________________________

                                        Title:  _______________________________


                                        SCOTT K. GINSBURG

                                        _______________________________________


Acknowledged and agreed:

CHANCELLOR BROADCASTING COMPANY

By:_____________________________________

Title:__________________________________


CHANCELLOR RADIO BROADCASTING COMPANY

By:_____________________________________

Title:__________________________________

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